Exhibit d.7
      AMENDED EXPENSE CAP/REIMBURSEMENT AGREEMENT

     This Agreement is entered into as of the 26th day of February, 1999, as amended August 2, 1999, between
Frontegra Asset Management, Inc. (the "Adviser") and
Frontegra Funds, Inc. (the "Company") on behalf of the
Frontegra Total Return Bond Fund, Frontegra Opportunity
Fund and the Frontegra Growth Fund (collectively, the
"Funds").

     WHEREAS, the Adviser has previously voluntarily agreed to reduce its advisory fee and/or reimburse the Funds for certain operating expenses to the extent necessary to cap the Funds' total operating expenses at certain levels.

     WHEREAS, the Adviser now desires to contractually agree to waive a portion of its advisory fee or reimburse certain of the Funds' operating expenses to ensure that the Funds' total operating expenses do not exceed the levels described below.

     NOW THEREFORE, the parties agree as follows:

     The Adviser agrees that, for the term of this Agreement, it will reduce its compensation as provided for in the Investment Advisory Agreement between the Funds and the Adviser dated October 30, 1996, and/or assume expenses for the Funds to the extent necessary to ensure that the Frontegra Total Return Bond Fund's total operating expenses do not exceed 0.425%; the Frontegra Opportunity Fund's total operating expenses do not exceed 0.90% and the Frontegra Growth Fund's total operating expenses do not exceed 0.80%, on an annual basis of each Fund's average daily net assets.

     The Adviser shall be entitled to recoup such amounts for a period of up to three (3) years from the date the Adviser reduced its compensation and/or assumed expenses for the Funds.

     This Agreement shall terminate on February 29,
2000 unless extended by the mutual agreement of the parties, as provided for in an amendment to this Agreement.


                              FRONTEGRA ASSET MANAGEMENT, INC.



                              By:  /s/ William D. Forsyth, III
                                   -------------------------------
                                   William D. Forsyth, III


                              FRONTEGRA FUNDS, INC.



                              By:  /s/ Thomas J. Holmberg, Jr.
                                   --------------------------------
                                   Thomas J. Holmberg, Jr.